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                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                            New York, New York 10019

                                                                 August 27, 1999

CD Radio Inc.
1221 Avenue of the Americas
New York, New York 10020

                       Registration Statement on Form S-3
                                of CD Radio Inc.

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by CD Radio Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission today, as provided by the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, the Company has requested that we consent to the use of our name in the Registration Statement. The Registration Statement relates to the registration under the Act of (1) the Company's debt securities, (2) the Company's preferred stock, par value $0.001 per share, (3) the Company's common stock, par value $0.001 per share, and (4) warrants which may be preferred stock warrants, debt warrants, or common stock warrants.







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CD Radio Inc.                                                                 2

                  We consent to the use of our name in the Registration Statement and in the prospectus included in the Registration Statement as it appears under the caption entitled "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                               Very truly yours,
                             /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                             PAUL, WEISS, RIFKIND, WHARTON & GARRISON